Exhibit 16(a)

March 22, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the disclosures under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in AEP Transmission Company, LLC's Registration Statement on Form S-4 submitted to the Securities and Exchange Commission on March 22, 2018 (the “Disclosures”), and have the following comments:

1.	We agree with the statements made regarding our firm in the second paragraph of the Disclosures.

2.	We have no basis on which to agree or disagree with the other statements made in the Disclosures.

Yours truly,

/s/ Deloitte & Touche LLP

Columbus, Ohio